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                                                                    Exhibit 99.1

                                NEWS RELEASE FOR
                               IMMEDIATE RELEASE

                           RESPONSE TO HECLA'S LAWSUIT

TORONTO, ONTARIO - JANUARY 23, 2001 - ZEMEX CORPORATION (NYSE, TSE: ZMX) announced today that it had received notification yesterday of a press release issued by Hecla Mining Company (NYSE:HL), in which Hecla announced that it had brought suit against Zemex over the failure of the closing of the purchase of Hecla's subsidiary, Kentucky-Tennessee Clay Company to occur, and Zemex also announced that it had received a copy of the complaint in the lawsuit.

Zemex contracted on November 17, 2000 to purchase the shares of K-T Clay for $68 million. In that contract, Hecla specifically represented and warranted to Zemex that since September 30, 2000, there had been no material adverse change to the business or financial condition of K-T Clay. The contract provided that Zemex did not have to close the transaction if Hecla's representations and warranties were not true and correct in all material respects as of the closing, and did not have to close if there had been a material adverse change to K-T Clay's business or financial condition. At the time Zemex signed the contract, Zemex entered into a binding commitment with Bank of America (Canada) to provide 100% of the financing for the acquisition of K-T Clay. That commitment piggy-backed on the material adverse change condition in the purchase and sale agreement so that the bank was not obligated to fund if a material adverse change to K-T Clay's business or financial condition occurred. The parties had agreed to a closing on January 16, 2001.

On January 8, 2001 Hecla informed Zemex that there had been a very significant deterioration in K-T Clay's operating results in December, 2000. K-T Clay had suffered a shortfall from K-T's forecast in December alone of well in excess of three times the threshold for a material adverse change, as defined in the contract. Zemex immediately notified Hecla that it would not close the transaction because of this massive deterioration in results, but Zemex concurrently made it clear to Hecla that it desired to proceed with a renegotiated transaction that would allow for a quick closing at a valuation which fairly represented the revised value of the operations of K-T Clay. Zemex had discussions with representatives of Hecla on January 17, 18 and 19, and believed that a revised agreement was in sight when it received word on Monday, January 22, of Hecla's suit.

Richard Lister, president of Zemex Corporation, stated: "We are very surprised and disappointed by Hecla's attempt to turn K-T Clay's adverse operating results into a breach of contract lawsuit. The significant operating loss at K-T Clay was not caused by Zemex; the business was (and still is) owned and operated by Hecla." Mr. Lister further stated, "Hecla's attempt to claim that Zemex misrepresented its ability to obtain financing is completely false. Zemex had fully committed financing for the transaction; that financing is not available today solely by reason of the material adverse change which has occurred at K-T Clay." Mr. Lister finally stated, "Notwithstanding Hecla's press release and lawsuit, Zemex has acted in an entirely appropriate fashion and in the utmost good faith. Zemex still has a strong desire to purchase K-T Clay at a


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price which is fairly reflective of its value, and is prepared to devote all resources necessary to accomplish this goal in a timely fashion if Hecla has a similar willingness."

Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses with patented zero discharge technology. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.

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For further information,
please contact:                    Richard Lister
                                   President and Chief Executive Officer
                                   (416) 365-5667

                                   Allen J. Palmiere
                                   Vice President and Chief Financial Officer
                                   (416) 365-8091

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This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.